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                             SECOND AMENDMENT TO THE
                         AMENDED AND RESTATED BY-LAWS OF
                            FINLAY ENTERPRISES, INC.
                            ------------------------

       Effective on and after September 10, 2003, the Amended and Restated By-Laws (the "By Laws"), of Finlay Enterprises, Inc. is amended pursuant to
Article X thereof in the following respect:


      1. Section 2 of Article III of the By-Laws shall be amended to read in its entirety as follows:

           Section 2. Number, Qualification and Election. Except as otherwise fixed by or pursuant to the provisions of the Certificate and subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional directors in certain circumstances as provided in the Certificate, the number of directors of the Corporation that shall constitute the Whole Board shall be no less than eight and no more than eleven, as such number shall be increased or decreased as determined by the Board of Directors. Each director shall be at least 21 years of age. Directors need not be stockholders of the Corporation.

      2. Except as amended hereby, the By-Laws shall remain in full force and effect, without change or modification.



                                                        BY ORDER OF THE BOARD OF
                                                        DIRECTORS OF FINLAY
                                                        ENTERPRISES, INC.